Pricing Supplement Dated June 12, 1998               Rule 424(b)(3)
To Prospectus dated June 6, 1996 and                 File No. 333-04695
Prospectus Supplement dated May 13, 1997)


                     DUKE REALTY LIMITED PARTNERSHIP
                     Medium-Term Notes - Fixed Rate

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Principal Amount:   $50,000,000       Interest Rate:   7.25%
Price to Public:    $49,740,000       Stated Maturity Date:  June 15, 2028
Agent's Discount
  or Commission:    $   437,500       Original Issue Date: June 17, 1998
Net Proceeds to
 Issuer:            $49,302,500
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Interest Payment Dates:  June 15 and December 15

Default Rate:  7.25%

Redemption:
[X]  The Notes cannot be redeemed prior to the Stated Maturity Date.
[ ]  The Notes may be redeemed prior to the Stated Maturity Date.
     Initial Redemption Date:
     Initial Redemption Percentage:
     Annual Redemption Percentage Reduction:    % until Redemption Percentage
                                                is 100% of the principal amount.

Optional Repayment:
[X]  The Notes cannot be repaid prior to the Stated Maturity Date.
[ ] The Notes can be repaid prior to the Stated Maturity Date at the option of the holder of the Notes.
     Option Repayment Dates:
     Repayment Price: ____________%

Currency:
     Specified Currency:  U.S. Dollars (If other than U.S. dollars, see attached)
     Minimum Denominations:            (Applicable only if Specified Currency
                                                  is other than U.S. dollars)

Original Issue Discount: [ ]  Yes    [X]  No
   Total Amount of OID:
   Yield to Maturity:
   Initial Accrual Period:

Form:     [X]  Book-Entry     [ ]  Certificated

Agent:    [X]  Merrill Lynch & Co.

          [ ]  Other:

Agent acting in the capacity as indicated below:
     [ ] Agent      [X]  Principal

If as principal:
     [ ] The Notes are being offered at varying prices related to prevailing market prices at the time of resale.
     [X] The Notes are being offered at a fixed initial public offering price of 99.48% of principal amount.

If as Agent:
   The Notes are being offered at a fixed initial public offering price
   of     % of Principal Amount.


Other Provisions:

    None



                        PS-2 June 15, 1998